Lake Shore Bancorp, Inc. Announces 2022 First Quarter Financial Results and Declares Dividend

DUNKIRK, N.Y. —  April 27,  2022 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.1  million, or $0.18 per diluted share, for the 2022 first quarter compared to net income of $1.7  million, or $0.29 per diluted share, for the 2021 first quarter.

2022 First Quarter Financial Highlights:

•

Net interest income increased 3.7% to $5.5 million during the 2022 first quarter in comparison to $5.3 million during the 2021 first quarter, due to a $6.0 million increase in the average balance of interest-earning assets and a 26 basis points decrease in the average cost of interest-bearing liabilities;

•

Net interest margin and interest rate spread was 3.38% and 3.30%, respectively, for the three months ended March 31, 2022 as compared to 3.29% and 3.15%, respectively, for the three months ended March 31, 2021;

•

Total assets at March 31, 2022 decreased $6.3 million, or 0.9%, to $707.5 million when compared to December 31, 2021, primarily due to a $36.8 million decrease in cash and cash equivalents and a $4.3 million decrease in securities available for sale, which was offset by a $33.1 million increase in loans receivable, net;

•

Loans receivable, net grew by 6.4%, to $550.3 million at March 31, 2022 when compared to December 31, 2021, primarily due to $30.0 million of net growth in commercial construction and commercial real estate loans during the 2022 first quarter;

•

2022 first quarter net income was impacted by increases in non-interest expense and provision for loan losses and a decrease in non-interest income; which was partially offset by an increase in net interest income and a decrease in income tax expense when compared to 2021 first quarter; and

•	Cash dividend payments increased $44,000, or 16.4%, to $312,000 for the three months ended March 31, 2022 as compared to the same period in 2021.

“We are extremely pleased to report significant growth in loan originations during the first quarter of 2022,” stated Daniel P. Reininga, President and Chief Executive Officer. “We achieved this loan growth through the establishment of solid customer relationships with stout credit quality which has helped strengthened our net interest margin in an uncertain interest rate environment.”

Net Interest Income

2022 first quarter net interest income increased $198,000, or 3.8%, to $5.5 million as compared to $5.3 million for the 2021 first quarter.

Interest income for the 2022 first quarter was $5.9 million, a decrease of $123,000, or 2.0%, compared to $6.1 million for the 2021 first quarter.  The decrease was primarily due to an 11 basis points decrease in the average yield on interest-earning assets.  The decrease in the average yield was driven by an $11.9 million decrease in the average balance of loans receivable, net during the three months ended March 31, 2022, primarily due to a decrease in higher yield loan balances as a result of loan paydowns.   The decrease in the average yield was also due to a 17 basis points decrease in the average yield earned on securities available for sale, as a result of a pay-down in higher yielding securities since March 31, 2021.

2022 first quarter interest expense was $466,000, a decrease of $321,000, or 40.8%, from $787,000 for 2021 first quarter interest expense primarily due to a decrease in interest paid on deposit accounts. During the first quarter of 2022, there was a 25 basis points decrease in the average interest rate paid on deposit accounts. The decrease was partially offset by a $11.8 million, or 2.5%, increase in average interest-bearing deposits during the 2022 first quarter as compared to the 2021 first quarter. The increase in the average balance of interest-bearing deposits was due to an increase in core deposit accounts. During the 2022 first quarter, interest expense on long-term debt decreased by $39,000, or 27.3%, compared to the 2021 first quarter, primarily due to a $7.0 million decrease in the average balance of long-term borrowings.

Non-Interest Income

Non-interest income was $732,000 for the 2022 first quarter, a decrease of $88,000, or 10.7%, as compared to the same quarter in the prior year. The decrease was primarily due to a $169,000 net change in the (loss)/gain on the sale of residential loans;  primarily due to an increase in interest rates.   Non-interest income was also impacted by a $15,000 decrease in recoveries on previously impaired investment securities. The decreases were partially offset by a $97,000 increase in unrealized gains on interest rate swaps and a $12,000 increase in service charges and fees.

Non-Interest Expense

Non-interest expense was $4.5 million for the first quarter of 2022, an increase of $579,000, or 14.6%, as compared to $4.0 million for the first quarter of 2021. Salary and employee benefits expense increased $306,000, or 14.6%, primarily due to a $285,000 decrease in deferred salaries associated with a decrease in the number of loans originated during the first quarter of 2022 when compared to the first quarter of 2021. The increase was also due to annual salary increases. Other expenses increased $217,000, or 71.9%, primarily due to one-time data security, loan and foreclosure related expenses.  Occupancy and equipment increased $76,000, or 11.2%, primarily due to an increase in maintenance contracts and equipment expenses related to the core processing system conversion completed in the third quarter of 2021. The current year first quarter also had higher professional service expense, partially offset by lower,  data processing costs.

Asset Quality

The provision for loan losses was $400,000 for the three months ended March 31, 2022, a $250,000, or 166.7%, increase as compared to $150,000 for the three months ended March 31, 2021. The increase in provision for loan losses was primarily due to an increase in commercial construction and commercial real estate loan balances when compared to the same period in 2021.

Non-performing loans as a percent of total net loans decreased to 1.72% at March 31, 2022 as compared to 1.86% at December 31, 2021. The decrease was primarily due to a $160,000, or 1.7%, decrease in non-accrual loans during the first three months of 2022. The Company’s allowance for loan losses as a percent of total net loans was 1.18%, at March 31, 2022 and December 31, 2021.

Balance Sheet Summary

Total assets at March 31, 2022 were $707.5 million, a $6.3 million, or 0.9%, decrease as compared to $713.7 million at December 31, 2021. Cash and cash equivalents decreased by $36.8 million, or 54.5%, from $67.6 million at December 31, 2021 to $30.8 million at March 31, 2022.  The decrease was primarily due to the use of cash to fund loan originations. Securities available for sale decreased $4.3 million, or 4.8%, to $84.6 million at March 31, 2022 from $88.8 million at December 31, 2021. The decrease was primarily due to unrealized mark to market losses on securities available for sale due to an increase in market interest rates during the first three months of 2022.  Loans receivable, net was $550.3 million, an increase of $33.1 million, or 6.4%, compared to $517.2 million at December 31, 2021. The increase in loans receivable, net was primarily due to increased commercial construction and commercial real estate loan originations during the first three months of 2022. Total deposits at March 31, 2022 were $592.8 million, a decrease of $364,000, or 0.1%, compared to $593.2 million at December 31, 2021.

Stockholders’ equity at March 31, 2022 was $82.7 million as compared to $88.0 million at December 31, 2021. The decrease in stockholders’ equity was primarily attributed to a decrease in accumulated other comprehensive income and the payment of dividends, partially offset by net income during the first three months of 2022. During the first three months of 2022, the Company did not repurchase any shares of common stock as compared to 43,834 shares of common stock repurchased at an average cost of $14.88 per share during the first three months of 2021.

Dividends Declared

On April 27, 2022, the Company’s Board of Directors approved a quarterly cash dividend of $0.16 per share of common stock.  The dividend is payable on May 23,  2022, to shareholders of record as of May 9, 2022. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 63.6%, of the Company’s total outstanding stock as of April 26,  2022, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $14.53 on April 26,  2022, which implied a dividend yield for the Company’s common stock of 4.4%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company and Bank as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, risks from data loss or other security breaches, risks from the COVID-19 pandemic, the strength of the United States economy in general and of the local economies in which we conduct operations, the effect of changes in monetary and fiscal policy, including changes in interest rate policies of the Board of Governors of the Federal Reserve System, inflation, climate change, increased unemployment, deterioration in credit quality of our loan portfolio and/or the value of the collateral securing the repayment of those loans, reduction in the value of our investment securities, the cost and ability to attract and retain key employees, a breach of our operational or security systems, policies or procedures including cyber-attacks on us or third party vendors or service providers, regulatory or legal developments, tax policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	March 31,	December 31,
	2022	2021
	(Unaudited)
	(Dollars in thousands)

Total assets	$707,452	$713,739
Cash and cash equivalents	30,766	67,585
Securities available for sale	84,560	88,816
Loans receivable, net	550,286	517,206
Deposits	592,820	593,184
Long-term debt	21,950	21,950
Stockholders’ equity	82,663	87,976

Statements of Income
	Three Months Ended
	March 31,
	2022	2021
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$5,934	$6,057
Interest expense	466	787
Net interest income	5,468	5,270
Provision for loan losses	400	150
Net interest income after provision for loan losses	5,068	5,120
Total non-interest income	732	820
Total non-interest expense	4,532	3,953
Income before income taxes	1,268	1,987
Income tax expense	207	299
Net income	$1,061	$1,688
Basic and diluted earnings per share	$0.18	$0.29
Dividends declared per share	$0.16	$0.13

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended
	March 31,
	2022	2021
	(Unaudited)

Return on average assets	0.60%	0.98%
Return on average equity	4.86%	7.78%
Average interest-earning assets to average interest-bearing liabilities	129.17%	129.18%
Interest rate spread	3.30%	3.15%
Net interest margin	3.38%	3.29%

	March 31,	December 31,
	2022	2021
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.72%	1.86%
Non-performing assets as a percent of total assets	1.37%	1.37%
Allowance for loan losses as a percent of total net loans	1.18%	1.18%
Allowance for loan losses as a percent of non-performing loans	68.61%	63.50%

	March 31,	December 31,
	2022	2021
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,719,542	5,692,410
Treasury stock, number of shares held	1,116,972	1,144,104
Book value per share	$14.45	$15.45